Exhibit 99.1

Headline: Atkore International Announces Retirement of Peter Lariviere, President-Cable Solutions

HARVEY, Ill.--(BUSINESS WIRE) -- Atkore International (NYSE: ATKR) (“Atkore”) today announced that Peter Lariviere, president-Cable Solutions business, will retire on January 2, 2021.

“Since joining seven years ago, Peter has helped Atkore grow through new product offerings, strategic acquisitions, and improved quality. As a result, the Company has been able to better serve our customers and deliver on our financial commitments to shareholders,” commented Bill Waltz, Atkore President and Chief Executive Officer. “I want to congratulate Peter on his retirement and wish him and his family well as they begin planning this new chapter in their lives.”

Over the coming months, Mr. Lariviere will assist with the transition of his responsibilities, which will be assumed under Atkore’s current leadership.

About Atkore International Group Inc.

Atkore is a leading manufacturer and distributor of electrical, mechanical, and safety infrastructure solutions to power and protect the world. With approximately 3,900 employees and 65 manufacturing and distribution facilities worldwide, Atkore manufactures electrical conduit, cable management systems, armored cable, metal framing, and security products and solutions. Atkore’s commitment to quality, service, and safety helps customers realize their vision. Atkore forges relationships and shapes the future with breakthrough results, enhanced technology, and innovative product offerings.

To learn more, please visit at www.atkore.com.
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